                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*

                             CN Biosciences, Inc.
                               (Name of Issuer)

                         Common Stock, $.01 par value
                        (Title of Class of Securities)

                                  0001259461
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ABS MB (CN) Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Maryland

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [ ]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 9 pages

                               Page 2 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ABS MB Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Maryland

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [ ]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alex. Brown Investments Incorporated
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Maryland

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [ ]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------


Item 1(a).  Name of Issuer: CN Biosciences, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:  10394 Pacific
            -----------------------------------------------
            Center Court, San Diego, CA 92121


Item 2(a)                         Item 2(b)                Item 2(c)
---------                         ---------                ---------

                                                     Citizenship or Place
Name of Person Filing              Address              of Organization
---------------------              -------              ---------------

ABS MB (CN) Limited Partnership    1 South Street           Maryland
  ("ABS MB"), a Maryland           Baltimore, MD 21202
  limited partnership



ABS MB Ltd. ("ABS Ltd."), a        1 South Street           Maryland
  Maryland corporation and         Baltimore, MD 21202
  the sole general partner of
  ABS MB


Alex. Brown Investments            1 South Street           Maryland
  Incorporated, ("Alex. Brown"),   Baltimore, MD 21202
  a Maryland corporation and the
  sole stockholder of ABS Ltd.



Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number:  0001259461
            -------------


Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

            (a)    [   ]   Broker or Dealer registered under Section 15 of the
                           Securities Exchange Act of 1934 (the "Act").

            (b)    [   ]   Bank as defined in Section 3(a)(6) of the Act.

            (c)    [   ]   Insurance Company as defined in Section 3(a)(19) of
                           the Act.


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 6 OF 9 PAGES
-----------------------                                  ---------------------


            (d)    [   ]   Investment Company registered under Section 8 of the
                           Investment Company Act of 1940.

            (e)    [   ]   Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940.

            (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see Rule 13d-
                           1(b)(1)(ii)(F) of the Act.

            (g)    [   ]   Parent Holding Company, in accordance with Rule 13d-
                           1(b)(ii)(G) of the Act.

            (h)    [   ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                           the Act.

     None of the above.

Item 4.     Ownership.
            ---------

            Not applicable.

Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company.
            -------------------------------------------------------------

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------

            ABS MB, ABS Ltd. and Alex. Brown expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.
            ------------------------------

            Not applicable.


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 7 OF 9 PAGES
-----------------------                                  ---------------------




Item 10.    Certification.
            -------------

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 8 OF 9 PAGES
-----------------------                                  ---------------------


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                                                      ---------

Dated: May 9, 1997


ABS MB (CN) LIMITED PARTNERSHIP


By:  ABS MB Ltd.


By:    /s/ Mayo A. Shattuck, III
   --------------------------------
Title:  President


ABS MB LTD.


By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President


ALEX. BROWN INVESTMENTS INCORPORATED

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 0001259461                 13G                 PAGE 9 OF 9 PAGES
-----------------------                                  ---------------------

                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

       Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of CN Biosciences, Inc. by ABS MB (CN) Limited Partnership.

       This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

       EXECUTED as a sealed instrument this 9th day of May, 1997.


ABS MB (CN) LIMITED PARTNERSHIP

By: ABS MB Ltd.

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President



ABS MB LTD.

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President


ALEX. BROWN INVESTMENTS INCORPORATED

By:   /s/ Mayo A. Shattuck, III
   -------------------------------
Title:  President



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 9 pages